Exhibit 10.6

        As of July 22, 2002

Ron Doornink
872 9th Street
Manhattan Beach, CA 90266

Dear Mr. Doornink

        This letter (the "Agreement") confirms the terms of your employment by Activision Publishing, Inc. ("Employer"), on the terms and conditions set forth below. This Agreement supercedes the terms of the employment agreement dated October 19, 1998, as amended April 30, 1999 (the "1998 Employment Agreement") previously entered into between you and Employer.

1.    Term

        The term of your employment under this Agreement shall commence on July 22, 2002 (the "Effective Date") and terminate on March 31, 2005 (the "Expiration Date"). For purposes of this Agreement, the period of time from the Effective Date through the Expiration Date shall be defined as the "Employment Period". Notwithstanding anything contained herein to the contrary, your employment pursuant to the terms of this Agreement is subject to termination pursuant to Paragraph 9 below.

2.    Salary

        (a)  In full consideration for all rights and services provided by you under this Agreement, you shall receive an annual base salary (the "Base Salary") during the Employment Period. Commencing on the Effective Date, your Base Salary for the fiscal year ending March 31, 2003 shall be $425,000. Thereafter, on April 1 of each year of the Employment Period, beginning on April 1, 2003, your Base Salary shall automatically increase to an amount equal to one hundred ten (110%) percent of the Base Salary for the prior fiscal year.

        (b)  In addition to the Base Salary, upon execution of this Agreement, you shall receive a one-time payment equal to the difference between the Base Salary payable to you under this Agreement and the base salary payments you had the right to receive pursuant to the 1998 Employment Agreement calculated retroactively to April 1, 2002.

        (c)  Each base salary referred to in Paragraph 2(a) shall constitute your minimum base salary during the applicable period, and your base salary may be increased above the minimum at any time if Employer's Board of Directors (or the Compensation Committee of such Board of Directors), in its sole and absolute discretion, elects to do so. In the event of an increase in your base salary beyond the applicable minimum base salary for a particular period, such increased base salary shall then constitute your minimum base salary for all subsequent periods under this Agreement.

        (d)  The Base Salary shall be paid in accordance with the then prevailing payroll practices of Employer at regular intervals as Employer may establish from time to time for its senior executive officers. Employer may withhold from any amounts payable under this Agreement all applicable tax, Social Security and other legally required withholding pursuant to any law or regulation (the "Withholding"). Any period of less than a full fiscal year for which the Base Salary is calculated shall be pro rata.

        (e)  In addition to your Base Salary, you may be eligible to receive an annual discretionary bonus (the "Annual Bonus"). Your target Annual Bonus during the Employment Period shall be 85% of the then applicable Base Salary, provided that the actual amount of the Annual Bonus, if any, is within the sole and absolute discretion of the Employer's Board of Directors (or the Compensation Committee of

the Board of Directors) and shall be based upon your achievement of certain mutually agreed objectives and goals and/or your contribution to the success of Employer's financial and business objectives and goals for the fiscal year with respect to which the Annual Bonus is calculated, such determination made by Employer's Board of Directors (or the Compensation Committee of the Board of Directors) in its discretion. The Annual Bonus shall take the form of, without limitation, cash, shares of common stock of the Company and/or Options (as defined herein), as the case may be. Employer's overall financial performance will also be considered in determining whether any of the Annual Bonus is awarded and, if so, the amount. The Annual Bonus, if granted, is generally paid to employees in May. Except as otherwise set forth in this Agreement, you must remain continuously employed by Employer through the date on which the Annual Bonus is paid to be eligible to receive such Annual Bonus. Any Annual Bonus shall be subject to Withholding

        (f)    You are also being granted non-qualified stock options (the "New Options") under the existing or modified Board-approved stock option plans established by Activision, to purchase shares of common stock of Activision. The New Options will have an exercise price of $22.94 that is the market low of such common stock on the Effective Date. The New Options are being granted to you on the following terms:

  i.
  187,500 New Options are granted pursuant to Activision's 2001 Stock Option Plan, with the options vesting in increments of 46,875 options on April 1, 2003, April 1, 2004, April 1, 2005 and April 1, 2006 respectively;

  ii.
  387,500 New Options are granted pursuant to Activision's 2002 Executive Incentive Plan, with the options vesting in increments of 129,167 options on April 1, 2003, April 1, 2004 and April 1, 2005 respectively; and

  iii.
  150,000 New Options are granted pursuant to Activision's 2002 Executive Incentive Plan, with all of such New Options vesting in one installment on April 1, 2007. Notwithstanding the foregoing, the vesting of New Options granted under this Paragraph 2(f)(iii) will accelerate and such options will vest in increments of 50,000 options on April 1, 2003, April 1, 2004 and April 1, 2005, respectively, subject to the achievement of certain acceleration criteria applicable to each specific acceleration date and related option increment. All applicable acceleration criteria will be agreed in good faith by you and Employer.

The New Options will be governed in all other respects by Activision's stock option plans pursuant to which the New Options are issued and the applicable option agreements. The New Options issued pursuant to this paragraph are in addition to the stock options previously granted to you (the "Existing Options"). The terms of any Existing Options granted to you, whether pursuant to the 1998 Employment Agreement or otherwise, shall not be affected by the execution of this Agreement and shall remain subject to the terms of stock option plans and agreements pursuant to which such Existing Options were granted.

        (g)  You will be eligible for such additional grants of stock options commensurate with your position with Employer as the Board of Directors (or Compensation Committee of the Board of Directors), in its sole discretion, may award to you from time to time.

3.    Title

        You are being employed under this Agreement in the position of President and Chief Executive Officer of Employer and President of Activision. In such capacity, you shall be responsible for overseeing all of Employer's day-to-day operations. You will report directly to the Board of Directors of Employer. Effective as of April 1, 2004, you shall have the title of Chairman of Employer.

4.    Duties

        You shall personally and diligently perform, on a full-time and exclusive basis, such services as Employer or any of its related or affiliated entities or divisions may reasonably require. You are also required to read, review and observe all of Employer's existing policies, procedures, rules and regulations as well as those adopted by Employer during the term of your employment. You will at all times perform all of the duties and obligations required by you under this Agreement in a loyal and conscientious manner and to the best of your ability and experience.

5.    Expenses

        To the extent you incur necessary and reasonable business expenses in the course of your employment, you shall be reimbursed for such expenses, subject to Employer's then current policies regarding reimbursement of such business expenses.

6.    Other Benefits

        You shall be entitled to those benefits, which are standard for persons in similar positions with Employer, including coverage under Employer's health, life insurance and disability plans, and eligibility to participate in Employer's 401(k) plan. In addition, during the Employment Period, Employer will maintain a term insurance policy or policies for a period of ten (10) years, covering your life in an amount of $3,000,000 and naming your estate or any other person designated by you as beneficiary of such policy or policies. Nothing paid to you under any such plans and arrangements (nor any bonus or stock options which Employer's Board of Directors (or the Compensation Committee of such Board of Directors), in its sole and absolute discretion, shall provide to you)) shall be deemed in lieu, or paid on account, of your base salary. Except as otherwise specifically provided in this Agreement, you expressly agree and acknowledge that after the expiration or early termination of the term of your employment under this Agreement, you are entitled to no additional benefits, except as specifically provided under the benefit plans referred to above and those benefit plans in which you subsequently may become a participant, and subject in each case to the terms and conditions of each such plan. Notwithstanding anything to the contrary set forth above, you shall be entitled to receive those benefits provided by COBRA upon the expiration or earlier termination of this Agreement.

7.    Vacation and Paid Holidays

        (a)  You will be entitled to paid vacation days in accordance with the normal vacation policies of Employer in effect from time to time, provided that in no event shall you be entitled to less than twenty (20) days of paid vacation per year.

        (b)  You shall be entitled to all paid holidays given by Employer to its full-time employees.

8.    Protection of Employer's Interests

        (a)    Duty of Loyalty.    During the Employment Period, you will not compete in any manner, whether directly or indirectly, as a principal, employee, agent or owner, with Employer, or any affiliate of Employer, except that the foregoing will not prevent you from holding at any time less than five percent (5%) of the outstanding capital stock of any company whose stock is publicly traded.

        (b)    Property of Employer.    All rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by you during the term of your employment or resulting from your services which (i) relate in any manner at the time of conception or reduction to practice to the actual or demonstrably anticipated business of Employer, (ii) result from or are suggested by any task assigned to you or any work performed by you on behalf of Employer, or (iii) are based on any property owned or idea conceived by Employer, shall be deemed to be a work made for hire and shall be the sole and exclusive property of Employer. You agree to execute, acknowledge and deliver to Employer, at Employer's request, such further documents, including copyright and patent assignments, as Employer finds appropriate to evidence Employer's rights in such property.

        (c)    Confidentiality.    Any confidential and/or proprietary information of Employer or any affiliate of Employer shall not be used by you or disclosed or made available by you to any person except as required in the course of your employment, and upon expiration or earlier termination of the term of your employment, you shall return to Employer all such information which exists in written or other physical form (and all copies thereof) under your control. Without limiting the generality of the foregoing, you acknowledge signing and delivering to Employer the Activision Employee Proprietary Information Agreement and you agree that all terms and conditions contained in such agreement, and all of your obligations and commitments provided for in such agreement, shall be deemed, and hereby are, incorporated into this Agreement as if set forth in full herein. The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.

        (d)    Covenant Not to Solicit.    After the expiration of the Employment Period of this Agreement or earlier termination of your employment pursuant to Paragraphs 9(a), (b) or (c) of this Agreement for any reason whatsoever, you shall not, either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, at any time during a period of two (2) years following such expiration or termination, offer employment to, or directly or indirectly solicit the employment or engagement of, or otherwise entice away from the employment of Employer or any affiliated entity, either for your own account or for any other person firm or company, any person who was employed by Employer or any such affiliated entity during the term of your employment, whether or not such person would commit any breach of his or her contract of employment by reason of his or her leaving the service of Employer or any affiliated entity.

9.    Termination

        (a)    By Employer.    At any time during the Employment Period, Employer may terminate your employment under this Agreement for Cause defined as your (i) willful, reckless or gross misconduct, (ii) negligent performance of job responsibilities, and (iii) conviction of a felony or crime involving dishonesty or moral turpitude. In addition, but subject to the provisions of Paragraph 9(d)(iii) below, Employer may terminate your employment under this Agreement at any time without Cause.

        (b)    By Employee.    You may terminate your employment under this Agreement: (i) upon Employer's material breach of Section 2, or (ii) upon any relocation without your consent of the place at which you primarily are performing your services to Employer to a location which is outside Los Angeles County.

        (c)    Death or Disability.    In the event of your death during the term of this Agreement, this Agreement shall terminate and Employer only shall be obligated to pay your estate or legal representative amounts set forth in Paragraph 9(d)(i) below. In the event you are unable to perform the services required of you under this Agreement as a result of any disability, and such disability continues for a period of 60 or more consecutive days or an aggregate of 90 or more days during any 12-month period during the term of this Agreement, then Employer shall have the right, at its option, to terminate your employment under this Agreement, subject to the provisions of Paragraph 9(d)(ii) below. Unless and until so terminated, during any period of disability during which you are unable to perform the services required of you under this Agreement, your base salary shall be payable to the extent of, and subject to, Employer's policies and practices then in effect with regard to sick leave and disability benefits.

        (d)    Termination of Obligations.    In the event of the termination of your employment under this Agreement pursuant to Paragraphs 9(a), 9(b) or 9(c), all obligations of Employer to you under this Agreement shall immediately terminate except as follows:

  i.
  Compensation upon Death.    In the event of this Agreement is terminated as a result of your death, your heirs, successors or legal representatives shall receive: (i) the Base Salary through the date of termination of this Agreement; (ii) any unpaid Annual Bonus for any prior fiscal year; (iii) the pro rata portion of the Annual Bonus for the fiscal year in which your termination occurs to the extent such Annual Bonus is earned; (iv) an amount equal to 300% of the dollar amount of the Base Salary paid or payable to you for Employer's most recent fiscal year immediately prior to your date of death; (v) reimbursement of expenses due to you pursuant to Paragraph 5; (vi) your then current spouse and minor children, if any, shall receive the same level of health/medical insurance or coverage that was provided to you immediately prior to you death for a two year period, with the cost of such continued insurance or coverage being borne by Employer. All such payments shall be in addition to any payments your widow, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy maintained by Employer.

  ii.
  Compensation upon Disability.    In the event this Agreement is terminated as a result of your disability, you shall receive: (i) the Base Salary through the date of your termination; (ii) any unpaid Annual Bonus for any prior fiscal year; (iii) the pro rata portion of the Annual Bonus for the fiscal year in which your termination occurs to the extent such Annual Bonus is earned; (iv) reimbursement of expenses due to you pursuant to Paragraph 5; (v) an amount equal to three hundred (300%) percent of the dollar amount of the Base Salary paid or payable to you for Employer's most recent fiscal year immediately prior to your disability termination, less the amount, if any, of any payments received by you from any Employer-funded disability insurance plan; and (vi) you and your then current spouse and minor children, if any, shall receive the same level of health/medical insurance or coverage provided immediately prior to such disability termination for a two year period, with the cost of such continued insurance or coverage being borne by Employer.

  iii.
  Compensation upon Termination Without Cause.    In the event your employment under this Agreement is terminated by Employer without cause, then you shall receive: (i) the Base Salary through the date of your termination; (ii) any unpaid Annual Bonus for any prior fiscal year; (iii) the pro rata portion of the Annual Bonus for the fiscal year in which your termination occurs to the extent such Annual Bonus is earned; (iv) reimbursement of expenses due you pursuant to Paragraph 5; (v) 50% of the Base Salary payable to you through the Expiration Date had your employment not been terminated, such Base Salary to be determined in accordance with the terms of Paragraph 2(a) of this Agreement; and (vi) 100% of the Annual Bonus amount payable to you through the Expiration Date had your employment not been terminated, which amount shall be deemed to be equal to the product of (1) the Base Salary that would have been in effect during such fiscal year and (2) a fraction, the numerator of which is the total of the Annual Bonus that was paid to you for Employer's two fiscal years preceding your termination, and the denominator of which is the Base Salary that was paid to you for Employer's two fiscal years preceding your termination. In addition, all New Options then held by you shall immediately vest and become exercisable until the fifth anniversary of the date of your termination. Vesting of all Existing Options is governed by the terms of stock option plans and agreements pursuant to which such Existing Options were granted. Upon termination of this Agreement, you and Employer will also enter into a consulting relationship on the terms set forth in Paragraph 11.

10.  Change Of Control.

        In the event that you are employed by Employer at the moment immediately prior to a Change of Control (as defined herein), you shall be entitled to receive all benefits described in this Paragraph 10.

        (a)  For purposes of this Agreement, a "Change of Control" shall be deemed to occur upon the occurrence of both of the following events:

  i.
  Activision consolidates with, or merges with or into another person or entity or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person or entity, or any person or entity consolidates with or merges with or into Activision; provided, however that any such transaction shall not constitute a Change of Control if the shareholders of Activision immediately before such transaction own, directly or indirectly, immediately following such transaction in excess of fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation or other person or entity resulting from such transaction in substantially the same proportion as their ownership of the voting securities of Activision immediately before such transaction; and

  ii.
  Upon consummation of the transaction described in Paragraph 10(a)(i) above, the individuals who constitute the Board prior to the consummation of such transaction (the "Incumbent Board") cease to constitute a majority of the Board, for any reason(s); provided, however (1) that if the nomination or election of any new director of Activision was approved by a majority of the Incumbent Board, such new director shall be deemed a member of the Incumbent Board and (2) that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934, as amended) or as a result of a solicitation of proxies or consents by or on behalf of any "person" or "entity" identified in Paragraph 10(a)(i) above or an affiliate or associate of such "person" or "entity".

        (b)  In the event that you are employed by Employer at the moment immediately prior to a Change of Control:

  i.
  If your employment is not terminated upon the occurrence of a Change of Control, then certain of the New Options shall then immediately vest as set forth below and become exercisable for a period of five (5) years commencing on the date of Change of Control without regard to the terms of any option agreement or option certificate applicable to any New Options:

  a.
  If Change of Control occurs prior to April 1, 2004, then 50% of all then unvested New Options shall vest and become exercisable immediately;

  b.
  If Change of Control occurs on or after April 1, 2004 but prior to April 1, 2005, then 75% of all then unvested New Options shall vest and become exercisable immediately; and

  c.
  If Change of Control occurs on or after April 1, 2005, then all of then unvested New Options shall vest and become exercisable immediately.

  ii.
  Notwithstanding the foregoing, you acknowledge and agree that the vesting of the Existing Options will not occur upon Change in Control in the manner described in Paragraph 10(b)(i)(a), (b) and (c) above, but instead such options shall vest solely in accordance with the terms of any option plan, option agreement and/or option certificate applicable to such Existing Options.

  iii.
  In the event that your employment is terminated following the Change in Control at any time during the Employment Period, then applicable provisions of Paragraph 9(d) shall apply.

11.  Consulting Agreement.

        In the event of Employer elects to terminate your employment under this Agreement without cause, you agree that upon the effective date of such termination, you and Employer shall then enter into a consulting agreement (the "Consulting Agreement") pursuant to which Employer will retain your services as a consultant of Employer for a period of equal to the remaining Employment Term following such termination and for a period of additional two (2) years through March 31, 2007 (the "Consulting Period"). The Consulting Agreement shall provide for, among other things:

  (a)
  payment of consulting fees to you in the following amounts: (i) until the Expiration Date, the amount equal to 50% of the Base Salary that would have been payable to you had your employment not been terminated, such Base Salary to be determined in accordance with the terms of Paragraph 2(a) of this Agreement, and (ii) following the Expiration Date, $250,000 per annum. Payment of consulting fees shall be made in accordance with Employer's standard payroll practices and will be subject to Withholding;

  (b)
  that you shall continue to receive those benefits described in Paragraph 6 above;

  (c)
  that you shall not be restricted from engaging (including, without limitation, as an officer, director, shareholder, owner, partner, joint venturer, member or in a managerial capacity, or as an employee, independent contractor, consultant, advisor or sales representative) in such activities as you deem appropriate to engage in during the Consulting Term, provided that such activities or activities of any entity to which you are providing services shall not be directly competitive with the activities of Employer or any of its affiliates (regardless of whether Employer engaged in such activities prior to the commencement of the Consulting Agreement or may commence engaging in such activities at any time during the Consulting Term);

  (d)
  that you shall maintain an office at Employer's principal business location;

  (e)
  that you shall be required to provide no less than 20 hours per month in services under the Consulting Agreement in accordance with the directions received from the Co-Chairmen and the Board of Directors of Activision;

  (f)
  that you will continue to abide by all of Employer's internal rules, policies and procedures. Without limiting the generality of the foregoing, you will remain subject to the provisions of Paragraph 8 of this Agreement, including without limitation, your agreement not to engage in solicitations of any employees of Employer and its affiliates for a period of (2) years following the termination of the Consulting Agreement; and

  (g)
  that you shall also remain subject to the provisions of the Employee Proprietary Information Agreement previously executed by you.

In the event Employer and you fail to execute the Consulting Agreement, then provisions of this Paragraph 11 shall govern the relationship between you and Employer until the expiration of the Consulting Period.

12.  Use of Employee's Name

        Employer shall have the right, but not the obligation, to use your name or likeness for any publicity or advertising purpose.

13.  Assignment

        Employer may assign this Agreement or all or any part of its rights under this Agreement to (i) any entity which succeeds to all or substantially all of Employer's assets as a result of the Change in Control subject to provisions of Paragraph 10, or (ii) to any entity which Employer may own substantially, and this Agreement shall inure to the benefit of such assignee.

14.  No Conflict with Prior Agreements

        You represent to Employer that neither your commencement of employment under this Agreement nor the performance of your duties under this Agreement conflicts or will conflict with any contractual commitment on your part to any third party, nor does it or will it violate or interfere with any rights of any third party.

15.  General Provisions

        (a)    Entire Agreement.    This Agreement, including Employment Proprietary Information Agreement referred to herein, supersedes all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of your employment with Employer, and no amendment or modification of this Agreement shall be binding unless it is set forth in a writing signed by both Employer and Employee. To the extent that this Agreement conflicts with any of Employer's policies, procedures, rules or regulations, this Agreement shall supersede the other policies, procedures, rules or regulations. Without limiting the generality of the foregoing, you acknowledge that this Agreement supercedes the 1998 Employment Agreement and such agreement is hereby declared terminated and of no further force or effect, except that any Existing Options granted pursuant to such agreement shall remain valid in all respects and shall be governed by the terms of stock option plans and agreements pursuant to which such Existing Options were granted.

        (b)    No Broker.    You have given no indication, representation or commitment of any nature to any broker, finder, agent or other third party to the effect that any fees or commissions of any nature are, or under any circumstances might be, payable by Employer or any affiliate of Employer in connection with your employment under this Agreement.

        (c)    Waiver.    No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

        (d)    Prevailing Law.    Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

        (e)    Choice of Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

        (f)    Immigration.    In accordance with the Immigration Reform and Control Act of 1986, employment under this Agreement is conditioned upon satisfactory proof of your identity and legal ability to work in the United States.

        (g)    Venue and Jurisdiction.    The parties agree that all actions or proceedings initiated by either party hereto arising directly or indirectly out of this Agreement shall be litigated in federal or state court in Los Angeles, California. The parties hereto expressly submit and consent in advance to such jurisdiction and agree that service of summons and complaint or other process or papers may be made by registered or certified mail addressed to the relevant party at the address set forth below. The parties hereto waive any claim that a federal or state court in Los Angeles, California, is an inconvenient or an improper forum.

        (h)    Severability.    If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the term of this Agreement, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal and enforceable.

        (i)    Legal Counsel.    Employee acknowledges that he has been given the opportunity to consult with legal counsel of his own choosing regarding this Agreement. Employee understands and agrees that Activision's General Counsel, or any other attorney or member of management who has discussed any term or condition of this Agreement with him, is only acting on behalf of the company and not on behalf of Employee.

        (j)    Right to Negotiate.    Employee hereby acknowledges that he has been given the opportunity to participate in the negotiation of the terms of this Agreement.

        (k)    Services Unique.    You recognize that the services being performed by you under this Agreement are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages, and in the event of a breach of this Agreement by you (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of your services and the provisions of Paragraph 8 of this Agreement).

        (l)    Injunctive Relief.    In the event of a breach or threatened breach of this Agreement, you hereby agree that any remedy at law for any breach or threatened breach of this Agreement will be inadequate and, accordingly, each party hereby stipulates that the other is entitled to obtain injunctive relief for any such breaches or threatened breaches. The injunctive relief provided for in this paragraph is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party. The parties agree to waive the requirement of posting a bond in connection with a court's issuance of an injunction.

        (m)    Remedies Cumulative.    The remedies in this paragraph are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this Agreement.

        (n)    Attorneys' Fees And Costs.    If either party brings an action to enforce, interpret or apply the terms of this Agreement or declare its rights under this Agreement, the prevailing party in such action, including all appeals, shall receive all of its or his attorneys' fees, experts' fees, and all of its or his costs, in addition to such other relief as may be granted.

16.  Notices

        All notices which either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

To Employer:	3100 Ocean Park Boulevard Santa Monica, California 90405 Attention: Senior Vice President, Business Affairs and General Counsel
To Employee:	872 9th Street Manhattan Beach, CA 90266

        Either party may by written notice designate a different address for giving of notices. The date of mailing of any such notices shall be deemed to be the date on which such notice is given.

17.  Headings

        The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

        If the foregoing accurately reflects our mutual Agreement, please sign where indicated.

ACCEPTED AND AGREED TO:
Employer	Employee
By:	By:	/s/ RON DOORNINK
Ron Doornink
Name:

Title:

Date:	Date:	7/22/02